Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148328) of Enterprise Financial Services Corp of our report dated May 30, 2014 relating to the financial statements and supplemental schedule which appears in the December 31, 2013 annual report on Form 11-K of the EFSC Incentive Savings Plan.

/s/ Brown Smith Wallace, LLC
St. Louis, Missouri
May 30, 2014